LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Amended and Restated Yield Calculation Services Agreement

Pursuant to Section 10 of the Amended and Restated Yield Calculation Services Agreement between Russell Investment Company (“RIC”) and State Street Bank and Trust Company (“State Street”), dated August 1, 2006 (the “Agreement”), RIC advises you that it is creating two new funds to be named the Russell U.S. Large Cap Equity Fund and the Russell U.S. Mid Cap Equity Fund (the “New Funds”). RIC desires for State Street to compute the performance results of each class of shares of the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged by you in return for your services are set forth in the Agreement.

Please indicate your acceptance to amend the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 20 .

STATE STREET BANK AND TRUST COMPANY

By:
Its: